[LETTERHEAD OF CASH TECHNOLOGIES, INC.]

Exhibit 99.1

For Immediate Release

Media Contact:

Ed King

213-745-2000 Ext. 114

eking@cashtech.com

CASH TECHNOLOGIES COMPLIANCE PLAN ACCEPTED BY AMEX

LOS ANGELES – February 6, 2004 – Cash Technologies, Inc. (AMEX: TQ) announced today that the American Stock Exchange (AMEX) has accepted the Company’s plan to regain compliance with AMEX continued listing standards by April 20, 2005.

As reported in the Company’s SEC filings, it is not in compliance with AMEX listing standards, in particular Section 1003(a)(ii) of the AMEX Company Guide, for having shareholder’s equity of less than $4 million and net losses in three out of its four most recent fiscal years. On October 20, 2003 AMEX requested that the Company provide its plan to meet the listing standards. On December 1, 2003 the Company presented to AMEX its plan to regain compliance by April 20, 2005 and, following a review, AMEX approved the plan on January 29, 2004. AMEX will periodically review the Company’s progress. In order to maintain its listing during this period, the Company is required to make progress toward and regain compliance with the continued listing standards in accordance with the plan.

About Cash Technologies

Cash Technologies, Inc. develops and markets innovative data processing systems, including the BONUS(™) and MFS(™) financial services systems, EMMA(™) transaction processing software and PrISM(™) security system. Through EMMA, consumers and businesses may access a wide variety of financial services via ATMs, POS terminals and wireless devices including: check cashing, electronic bill payment, event ticketing, interactive advertising and other functions. The Company also produces CoinBank® self-service electronic coin counting machines. For more information, visit www.cashtechnologies.com.

Matters discussed in this release include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include technical barriers that prevent the implementation or success of Cash Tech’s technology, activity levels in the securities markets and other risk factors disclosed in Cash Tech’s reports to the Securities and Exchange Commission, including its Forms 10-QSB and Forms 10-KSB on file with the SEC.

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